Filed Pursuant to Rule 433
Registration No. 333-143180
FINAL TERM SHEET
JANUARY 29, 2009
$5,500,000,000
AT&T INC.
4.85% GLOBAL NOTES DUE 2014
5.80% GLOBAL NOTES DUE 2019
6.55% GLOBAL NOTES DUE 2039

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	4.85% Global Notes due 2014, 5.80% Global Notes due 2019 and 6.55% Global Notes due 2039 (collectively, the “Notes”)

TRADE DATE:	January 29, 2009

SETTLEMENT DATE (T+3):	February 3, 2009

MATURITY DATE:	February 15, 2014, at par, for 4.85% Global Notes due 2014
February 15, 2019, at par, for 5.80% Global Notes due 2019
February 15, 2039, at par, for 6.55% Global Notes due 2039

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2014: $1,000,000,000 Global Notes due 2019: $2,250,000,000 Global Notes due 2039: $2,250,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2014: 99.994% Global Notes due 2019: 99.689% Global Notes due 2039: 99.437%

GROSS SPREAD:	Global Notes due 2014: 0.350% Global Notes due 2019: 0.450% Global Notes due 2039: 0.750%

PRICE TO AT&T INC.:	Global Notes due 2014: 99.644% Global Notes due 2019: 99.239% Global Notes due 2039: 98.687%

NET PROCEEDS:	Global Notes due 2014: $996,440,000 Global Notes due 2019: $2,232,877,500 Global Notes due 2039: $2,220,457,500

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $710,000 of AT&T Inc.’s expenses

USE OF PROCEEDS:	General corporate purposes

INTEREST RATE:	Global Notes due 2014: 4.85% per annum Global Notes due 2019: 5.80% per annum Global Notes due 2039: 6.55% per annum

INTEREST PAYMENT DATES:	Global Notes due 2014: Semi-annually on each February 15 and August 15, commencing on August 15, 2009

Global Notes due 2019: Semi-annually on each February 15 and August 15, commencing on August 15, 2009

Global Notes due 2039: Semi-annually on each February 15 and August 15, commencing on August 15, 2009

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2014, the Global Notes due 2019 or the Global Notes due 2039, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 45 basis points for the Global Notes due 2014, at a rate equal to the sum of the Treasury Rate plus 45 basis points for the Global Notes due 2019 and at a rate equal to the sum of the Treasury Rate plus 45 basis points for the Global Notes due 2039.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of November 1, 1994, between AT&T Inc. and The Bank of New York Mellon, as trustee. The Notes will be AT&T Inc.’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: A2 (Stable), S&P: A (Stable), Fitch: A (Stable)

JOINT BOOKRUNNERS:	Banc of America Securities LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc.

CUSIP NUMBERS:	Global Notes due 2014: 00206RAQ5 Global Notes due 2019: 00206RAR3 Global Notes due 2039: 00206RAS1

ISIN NUMBERS:	Global Notes due 2014: US00206RAQ56 Global Notes due 2019: US00206RAR30 Global Notes due 2039: US00206RAS13
ALLOCATION:

	Principal Amount		Principal Amount		Principal Amount
Underwriters	of 2014 Notes		of 2019 Notes		of 2039 Notes
Banc of America Securities LLC	U.S.$	230,000,000	U.S.$	517,500,000	U.S.$	—
Citigroup Global Markets Inc.		—		517,500,000		517,500,000
Goldman, Sachs & Co.		230,000,000		—		517,500,000
J.P. Morgan Securities Inc.		230,000,000		517,500,000		517,500,000
Barclays Capital Inc.		73,334,000		165,000,000		165,000,000
Deutsche Bank Securities Inc.		73,333,000		165,000,000		165,000,000
Greenwich Capital Markets, Inc.		73,333,000		165,000,000		165,000,000
Cabrera Capital Markets, LLC		22,500,000		50,625,000		50,625,000
Mitsubishi UFJ Securities
International plc		28,000,000		50,625,000		50,625,000
M.R. Beal & Company		22,500,000		50,625,000		50,625,000
The Williams Capital Group, L.P.		17,000,000		50,625,000		50,625,000

Total	U.S.$	1,000,000,000	U.S.$	2,250,000,000	U.S.$	2,250,000,000

Total			U.S.$	5,500,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated January 29, 2009;
Prospectus, dated May 23, 2007.
     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE

INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BANC OF AMERICA SECURITIES LLC TOLL FREE AT 1-800-294-1322, CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT 1-877-858-5407, GOLDMAN, SACHS & CO. TOLL FREE AT 1-866-471-2526, AND J.P. MORGAN SECURITIES INC. COLLECT AT 1-212-834-4533.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.